Exhibit 99.04

                                Southern Company
                        Analysis of Consolidated Earnings
                            (In Millions of Dollars)

                                         3 Months Ended June                     6 Months Ended June
                                   --------------------------------      ------------------------------------
                                     2004        2003      Change          2004         2003         Change
                                     ----        ----      ------          ----         ----         ------
Income Account-
Retail Revenue                      $2,478      $2,176      $302          $4,622       $4,150         $472
Wholesale Revenue                      344         323        21             695          658           37
Other Electric Revenues                 95          86         9             188          177           11
Contract Termination                     -         142      (142)              -          142         (142)
Non-regulated Operating Revenues        93          97        (4)            237          238           (1)
                                    ------      ------      ----          ------       ------         ----
Total Revenues                       3,010       2,824       186           5,742        5,365          377
                                    ------      ------      ----          ------       ------         ----
Fuel and Purchased Power             1,064         833       231           1,998        1,661          337
Non-fuel O & M                         838         789        49           1,589        1,505           84
Depreciation and Amortization          233         258       (25)            474          503          (29)
Taxes Other Than Income Taxes          155         143        12             313          292           21
                                    ------      ------      ----          ------       ------         ----
Total Operating Expenses             2,290       2,023       267           4,374        3,961          413
                                    ------      ------      ----          ------       ------         ----
Operating Income                       720         801       (81)          1,368        1,404          (36)
Other Income, net                      (28)         (4)      (24)            (55)         (19)         (36)
Interest Charges and Dividends         180         179         1             347          348           (1)
Income Taxes                           160         186       (26)            283          307          (24)
                                    ------      ------      -----         ------       ------         -----
NET INCOME AS REPORTED (See Note)   $  352      $  432      $(80)         $  683       $  730         $(47)
                                    ======      ======      =====         ======       ======         =====
NET INCOME EXCLUDING DYNEGY         $  352      $  349      $  3          $  683       $  647         $ 36
                                    ======      ======      =====         ======       ======         =====

Note

- Includes in 2003 a one-time after tax gain of $88 million in May 2003 from the termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 was $83 million.